Exhibit 1

PROMISSORY NOTE

$19,000,000.00	June 7, 2010

FOR VALUE RECEIVED, subject to LQ Acquisition Inc., an Illinois corporation (the “Maker”) meeting all of the “Conditions Precedent” listed in Section 3 below as determined by Life Quotes, Inc. a Delaware corporation (the “Payee”), in its sole and absolute discretion, the Maker promises to pay to the order of the “Payee, in lawful money of the United States of America, the principal sum of $19,000,000.00 (Nineteen Million Dollars), together with interest on the unpaid principal balance, compounded daily, at an annual interest rate of 6.0%; provided, however that at no time shall the Interest Rate exceed the highest rate permitted by law. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

This Promissory Note (this “Note”) has been executed and delivered on the date hereof (the “Note Date”), by and between Maker and the Payee. This Note is being entered into in connection with the tender offer of even date hereof made by the Maker for all of the issued and outstanding Payee shares of $.003 par value common stock (the “Shares”) not already held by the Maker (the “Offer”). The proceeds from any and all borrowings under this Note shall only be used to pay the tender offer price to those who have validly tendered and not withdrawn Shares pursuant to the Offer, and expenses related thereto.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST. The principal amount of this Note plus all accrued but previously unpaid interest will be due and payable within five Business Days (as defined below) after the consummation of the “short form” merger under Delaware law in connection with the Offer for all of the issued and outstanding Shares of Payee not otherwise held by the Maker (the “Maturity Date”). Interest will accrue as aforesaid and accrued but unpaid interest will be due on the Maturity Date (each, an “Interest Payment Date”) in cash.

1.2 MANNER OF PAYMENT. All payments of principal and cash interest on this Note shall be made by wire transfer to an account or accounts designated by Payee of immediately available funds. If any payment of principal or interest is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such time shall be taken into account in calculating the amount of interest payable under this Note. As used in this Note, the term “Business Day” means any day other than a Saturday, Sunday or day on which the offices of banks in Illinois are generally closed.

1.3 VOLUNTARY PREPAYMENT. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

1.4 MANDATORY PREPAYMENT. If any of the following events (each an “Event of Acceleration”) shall occur prior to the Maturity Date for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise): the occurrence of an Event of Default as described in Section 2.1 below; then, the Payee may, at its sole and absolute option and in addition to any right, power or remedy permitted under this Note, or by law or in equity or otherwise, by notice in writing (whether by pdf, e-mail or otherwise) to the Maker, declare this Note to be, and this Note shall thereupon be and become, forthwith due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Maker shall forthwith upon any such acceleration pay to the Payee the entire principal of and interest accrued on the Note.

2. DEFAULTS

2.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker fails to commence the Offer within ten Business Days.

(b) If (i) Maker has failed to pay when required hereunder any interest or principal payment and (ii) ten Business Days have lapsed after written notice from Payee of such failure.

(c) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

2.2 REMEDIES. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured by Maker or waived by Payee), Payee may, at its option, (a) by written notice to Maker declare the entire unpaid principal balance of this Note, together with all accrued interest thereon immediately due and payable regardless of any prior forbearance, and (b) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note, including the additional interest provided for herein. In addition, Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, attorneys’ fees and expenses.

3. CONDITIONS PRECEDENT

The satisfaction of the following events (“Conditions Precedent”) must occur before the Maker can draw on the borrowings available under this Note:

(a) The Offer, together with the Shares held by the Maker, will result in the Maker having received validly made and not withdrawn tenders for at least 90% of the total outstanding Shares of the Payee;

(b) there shall not be pending an order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer in connection with a suit, claim or action filed by a private (non-governmental) third-party;

(c) there shall not (A) be pending any suit, claim, action, proceeding, hearing, notice of violation, demand letter or an investigation initiated, filed or conducted, or (B) have been a statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer initiated by any domestic, federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on the Maker’s ownership, control or operation of all or a material portion of the businesses or assets of Payee or its subsidiaries, (ii) prohibits or makes illegal the acceptance for payment, payment for or the purchase of Shares or the consummation of the Offer, (iii) results in a material delay in or restricts Maker’s ability, or renders it unable, to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on Maker’s ability effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Maker’s stockholders, (v) requires material divestiture by Maker or its affiliates of Shares, (vi) seeks to compel Maker, its affiliates, or Payee or its subsidiaries to dispose of material portions of the business, assets or properties of Payee or its subsidiaries, Maker or its affiliates or (vii) challenges or seeks to enjoin or prohibit (or seeks damages for) the acquisition by us or Maker of the Shares; provided that the Maker shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted; or

(d) there shall not occur (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, including the Nasdaq, (ii) any decline in any of the Dow Jones Industrial Average, the S&P 500 Index or the NASDAQ-100 Index by an amount in excess of 15%, measured from May 25, 2010, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in Payee’s reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of Payee or any of its subsidiaries, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any extraordinary limitation by any governmental authority that affects the extension of credit in the United States, (vi) the commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of U.S. financial institutions to extend credit or closes the capital markets, as a practical matter, to the Maker or (viii) in the case of any of the foregoing existing on May 25, 2010, a material acceleration or worsening thereof.

4. MISCELLANEOUS

4.1 NO SECURITY. This Note and the obligations of Maker hereunder are unsecured.

4.2 WAIVER. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.

4.3 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and mailed by certified mail, faxed with a copy by certified mail or delivered by courier with signature required for delivery to the following addresses, or such other address for a party as shall be specified by like notice:

If to the Maker:

LQ Acquisition Inc.

c/o Life Quotes, Inc.

Suite 102

8205 South Cass Avenue

Darien, IL 60561

If to the Payee:

Life Quotes, Inc.

Suite 102

8205 South Cass Avenue

Darien, IL 60561

All notices that are addressed as provided in this Section 4.3 if delivered by fax with a copy by Federal Express or similar recognized overnight courier service with courier fees paid by the sender shall be effective upon receipt and if delivered by Federal Express or similar courier service with courier fees paid by the sender shall be effective upon receipt.

4.4 SEVERABILITY. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.5 GOVERNING LAW/VENUE. This Note will be governed by and construed under the laws of the State of Illinois without regard to conflicts-of-laws principles that would require the application of any other law. In the event of any legal or equitable action arising under this instrument, the exclusive jurisdiction of venue of such actions shall lie within the state or federal courts of Illinois, located in Chicago, Illinois.

4.6 REGISTRATION; NON-ASSIGNMENT; BINDING AGREEMENT. This Note has not been registered under the Securities Act of 1933, as amended. This Note may not be transferred without the prior written consent of the Maker and Payee; provided, however, that Payee may transfer this Note to a wholly owned subsidiary without Maker’s consent. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns.

4.7 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation.

4.8 AMENDMENT. This Note may not be amended or modified nor shall any waiver or any provision be affected except by an instrument in writing which is signed by the party against whom enforcement of any waiver, amendment or modification is sought.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first stated above.

LQ ACQUISITION, INC.

By:	/s/ ROBERT S. BLAND
Name:	Robert S. Bland, a duly authorized officer

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